NEWS RELEASE
CONTACT: Mac McConnellSr. Vice President & CFO
713-996-4700
www.dxpe.com

DXP Enterprises, Inc. Announces Strategic Acquisition
of Indian Fire & Safety

Houston, TX (October 19, 2007) – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced completion of the strategic acquisition of Indian Fire & Safety, a business which provides safety consulting and training services as well as safety equipment sales, service and oilfield equipment rental. The acquired business is headquartered in Hobbs, New Mexico and operates in New Mexico and Texas.

DXP paid approximately $12 million for the acquired business and assumed approximately $0.8 million worth of debt.  The purchase price consists of approximately $6.0 million paid in cash, $3.0 million in the form of a promissory note payable to the former owner of the acquired business and $3.0 million of future payments which are contingent upon earnings over the next three years.  The cash portion was funded by utilizing available capacity under DXP’s bank revolving credit facility.  The promissory notes bear interest at prime minus 1.75%.

The unaudited sales and estimated EBITDA for the acquired business for the twelve months ending September 30, 2007, were approximately $9.2 million and $3.0 million, respectively.

Greg Oliver, Senior Vice President of Operations said, “This acquisition will add value by strengthening DXP’s safety proposition in New Mexico and Texas, as well as complement our safety business in other areas.”  Mac McConnell, Chief Financial Officer, stated, “We anticipate this acquisition to be immediately accretive to earnings.”

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP's vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, electrical and industrial supplies. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.

DXP's innovative pumping solutions provide engineering, fabrication and technical design to meet the capital equipment needs of its global customer base. DXP provides solutions by utilizing manufacturer authorized equipment and certified personnel. Pump packages require MRO and OEM equipment such as pumps, motors and valves, and consumable products. DXP leverages its MROP inventories and technical knowledge to lower the total cost and maintain the quality of the pump package.

SmartSource, a DXP integrated supply program, allows a more efficient way to manage the customer's supply chain needs for MROP products. The program allows the customer to transfer all or part of its supply chain needs to DXP, so the customer can focus on its core business. SmartSource effectively lowers costs by outsourcing purchasing, accounting, and on-site supply management to DXP, which reduces the duplication of effort by the customer and supplier. DXP's broad range of first-tier products provides an efficient measurable solution to reduce cost and streamline procurement and sourcing operations.

The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.